As filed with the Securities and Exchange Commission on June 2, 2023
                                    Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Artisan Partners Asset Management Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware		45-0969585
(State or other jurisdiction of Incorporation or organization)		(I.R.S. employer identification no.)
875 E. Wisconsin Avenue, Suite 800 Milwaukee, Wisconsin 53202
(Address of principal executive offices, including zip code)

Artisan Partners Asset Management Inc. 2023 Omnibus Incentive Compensation Plan
Artisan Partners Asset Management Inc. 2023 Non-Employee Director Plan
(Full title of the plans)

SARAH A. JOHNSON Chief Legal Officer Artisan Partners Asset Management Inc. 875 E. Wisconsin Ave., Suite 800 Milwaukee, WI 53202 (414) 390-6100
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

With copies to:
CATHERINE M. CLARKIN Sullivan & Cromwell LLP 125 Broad Street New York, NY 10004 (212) 558-4000
    Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
Pursuant to this registration statement (this “Registration Statement”), Artisan Partners Asset Management Inc. (the “Registrant”) is registering 3,945,902 shares of Class A common stock, par value $0.01 per share (the “Class A Common Stock”), that may be issued under the Artisan Partners Asset Management Inc. 2023 Omnibus Incentive Compensation Plan (the "2023 Omnibus Incentive Compensation Plan") and 133,134 shares of Class A Common Stock that may be issued under the Artisan Partners Asset Management Inc. 2023 Non-Employee Director Plan (together with the 2023 Omnibus Incentive Plan, the “2023 Plans”). Concurrently herewith, the Registrant is filing a Post-Effective Amendment to Registration Statement No. 333-187180 relating to shares of Class A Common Stock that are authorized for issuance under the 2023 Plans consisting of (i) authorized shares of Class A Common Stock remaining available for issuance under the Artisan Partners Asset Management Inc. 2013 Omnibus Incentive Compensation Plan and the Artisan Partners Asset Management Inc. 2013 Non-Employee Director Plan (together, the “2013 Plans”) and (ii) any shares of Class A Common Stock that are subject to or underlie awards granted under the 2013 Plans which are forfeited.
PART I
The information specified in Item 1 and Item 2 of Part I of the registration statement on Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of the instructions to the registration statement on Form S-8. The document containing the information specified in this Part I will be sent or given to employees as specified by Rule 428(b)(1). Such document need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
Item 3.Incorporation of Certain Documents by Reference
The documents listed below, which have previously been filed by the Registrant with the Commission pursuant to the Securities Exchange Act of 1934, as amended from time to time (the “Exchange Act”), are incorporated by reference in this Registration Statement (except for information in those filings that is “furnished” to, rather than “filed” with, the Commission):
(a) Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the Commission on February 27, 2023 (the "Annual Report");
(b) Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2023, filed with the Commission on May 5, 2023;
(c) Current Reports on Form 8-K filed with the Commission on January 11, 2023, February 9, 2023, March 9, 2023, April 12, 2023, May 9, 2023 and June 1, 2023;
(d) The description of the Registrant’s Class A Common Stock contained in Exhibit 4.1 to the Annual Report (and any amendment or report filed for the purpose of updating such description); and
(e) All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold (except for information in those filings that is “furnished” to, rather than “filed” with, the Commission).
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.Description of Securities
Not applicable.
Item 5.Interests of Named Experts and Counsel
Not applicable.
Item 6.Indemnification of Directors and Officers
The Registrant is incorporated under the Delaware General Corporation Law (the “DGCL”). Section 145 of the DGCL grants each corporation organized thereunder the power to indemnify any person who is or was a director, officer, employee or agent of a corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of being or having been in any such capacity, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding had no reasonable cause to believe his conduct was unlawful, except that with respect to an action or suit brought by or in the right of the corporation such indemnification is limited to expenses (including attorneys’ fees) in connection with the defense or settlement of such action or suit. The Registrant’s restated certificate of incorporation provides that it shall indemnify its directors and officers to the fullest extent permitted by Delaware law. The Registrant’s amended and restated bylaws provide for similar indemnification of, and advancement of expenses to, its directors, officers, employees and agents and members of its stockholders committee.
Section 102(b)(7) of the DGCL enables a corporation, in its certificate of incorporation or an amendment thereto, to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant’s restated certificate of incorporation provides for such limitations on liability for its directors.
The Registrant’s subsidiary, Artisan Partners Holdings LP, will indemnify and advance expenses to Artisan Investment Corporation, as its former general partner, former members of its pre-IPO advisory committee, members of the Registrant’s stockholders committee, the Registrant’s directors and officers, and its officers and employees against any liability and expenses incurred by them as a result of the capacities in which they serve or served Artisan Partners Holdings LP.
The Registrant maintains liability insurance for its directors and officers. Such insurance is available to its directors and officers in accordance with its terms.
The Registrant has entered into indemnification agreements with its directors and executive officers and each member of its stockholders committee, pursuant to which the Registrant will indemnify these individuals to the fullest extent permitted by Delaware law in connection with their service in such capacities.
Item 7.Exemption from Registration Claimed
Not applicable.
Item 8.Exhibits

Exhibit Number	Exhibit
4.1	Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2015)
4.2	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2015)
4.3	Artisan Partners Asset Management Inc. 2023 Omnibus Incentive Compensation Plan (incorporated by reference to Annex B to the Registrant’s Definitive Proxy Statement filed on April 17, 2023)
4.4	Artisan Partners Asset Management Inc. 2023 Non-Employee Director Plan (incorporated by reference to Annex C to the Registrant’s Definitive Proxy Statement filed on April 17, 2023)
5.1	Opinion of Sullivan & Cromwell LLP*
23.1	Consent of PricewaterhouseCoopers LLP*
23.2	Consent of Sullivan & Cromwell LLP (included in Exhibit 5.1)*
24.1	Power of Attorney (set forth on the signature page)
107	Filing Fee Table*
* Filed herewith.
Item 9.Undertakings.
The undersigned Registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)    To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and
(iii)    To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material changes to such information in this Registration Statement;
provided, however, paragraphs (a)(1)(i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.
(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration

Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on June 2, 2023.

Artisan Partners Asset Management Inc.

By:	/s/ Eric R. Colson
	Name:	Eric R. Colson
	Title:	Chief Executive Officer

The undersigned officers and directors do hereby constitute and appoint Sarah A. Johnson and Charles J. Daley, Jr. with full power of substitution and re-substitution, as our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our name and behalf in our capacities as directors and officers, and to execute any and all instruments for us and in our names in the capacities indicated below, that such persons may deem necessary or advisable to enable the Registrant to comply with the Securities Act and any rules, regulations and requirements of the Commission in connection with this Registration Statement, including specifically, but not limited to, power and authority to sign for us, any of us, in the capacities indicated below, any and all amendments hereto (including pre-effective and post-effective amendments or any other registration statement filed pursuant to the provisions of Rule 462(b) under the Securities Act); and we do hereby ratify and confirm all that said attorneys-in-fact and agents, or his or her substitute, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on June 2, 2023.

Signature	Title

/s/ Eric R. Colson	Chief Executive Officer and Director (principal executive officer)
Eric R. Colson
/s/ Charles J. Daley, Jr.	Executive Vice President, Chief Financial Officer and Treasurer (principal financial and accounting officer)
Charles J. Daley, Jr.
/s/ Jennifer A. Barbetta
Jennifer A. Barbetta	Director
/s/ Matthew R. Barger
Matthew R. Barger	Director
/s/ Tench Coxe
Tench Coxe	Director
/s/ Stephanie G. DiMarco
Stephanie G. DiMarco	Chair of the Board
/s/ Jeffrey A. Joerres
Jeffrey A. Joerres	Director
/s/ Saloni S. Multani
Saloni S. Multani	Director
/s/ Andrew A. Ziegler
Andrew A. Ziegler	Director